Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com

#12P – April 20, 2005

SONOCO REPORTS FIRST QUARTER FINANCIAL RESULTS

Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging Company, today reported earnings per diluted share for the first quarter of 2005 of $.37, versus $.39 for the same period in 2004, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

Results for the first quarter of 2005 included after-tax restructuring costs of $3.1 million ($.03 per diluted share) related to previously announced restructuring actions. Results for the first quarter of 2004 were positively impacted by $9.3 million ($.09 per diluted share) due to the benefit of favorable tax adjustments and were negatively impacted by after-tax restructuring costs of $1 million ($.01 per diluted share) and after-tax charges of $3.6 million ($.04 per diluted share) related to a legal judgment against the Company. Excluding the impact of the favorable tax adjustments, restructuring charges and charges related to the legal judgment, base earnings per share totaled $.40 for the first quarter of 2005, compared with $.35 for the first quarter of 2004. (A reconciliation of base earnings per share to reported earnings per share is provided on page five of this press release.)

Net sales for the first quarter of 2005 were $814 million, versus $695 million for the same period in 2004. “The increase in sales for the first quarter of 2005 primarily reflects the acquisition of CorrFlex Graphics, LLC, in May 2004; increased volume and higher average prices for flexible packaging, rigid paper and plastic containers, molded and extruded plastics, easy-open closures and wire and cable reels; the formation of the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation; and higher average prices for engineered carriers and paperboard,” said DeLoach.

Net income for the first quarter of 2005 was $37 million, versus $38.6 million in the first quarter of 2004. Excluding the impact of the previously discussed favorable tax adjustments, restructuring charges and charges related to the legal judgment, base earnings totaled $40.1 million and $33.9 million for the first quarter of 2005 and 2004, respectively. (A reconciliation of base earnings to reported net income is provided on page five of this press release.) “The increase in year-over-year base earnings was primarily the result of the acquisition in May 2004 of CorrFlex Graphics, LLC; increased volumes in the Consumer Packaging segment; productivity initiatives; and higher average selling prices, though partially offset by higher raw material costs,” stated DeLoach.

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North Second Street
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Sonoco Reports First Quarter Financial Results – page 2

DeLoach stated that first quarter 2005 earnings were negatively impacted by costs associated with the integration of Sonoco and Ahlstrom operations in Europe, continued weak general economic conditions in Europe and startup costs associated with the Company’s new rigid plastic container plant in Wisconsin.

DeLoach said that Companywide sales volumes during the first quarter of 2005 were up approximately 12 percent over the same period in 2004. The 2005 first quarter volumes included those from Sonoco-Alcore, the European joint venture with Ahlstrom, as well as those from Sonoco CorrFlex. Excluding volumes from those businesses, first quarter Companywide volumes were up approximately 1 percent, despite the fact that there were two fewer days in the first quarter of 2005, compared with the same period in 2004.

Cash flow from operations for the first quarter of 2005 was relatively flat, falling to $22.6 million for the first quarter of 2005 from $23.1 million for the same period of 2004. Capital expenditures and cash dividends totaled $28.9 million and $21.7 million, respectively in the first quarter of 2005.

“During the second quarter of 2005, we expect to benefit from continued improvement in our businesses serving consumer product customers, reflecting our strategy of achieving a greater balance of sales and earnings between consumer and industrial markets. Assuming no significant change in Companywide volumes or in raw material prices, the Company expects second quarter 2005 earnings to be in the range of $.41 to $.43 per diluted share, excluding any restructuring charges, which cannot be estimated at this time. As previously announced, we expect to report earnings per diluted share for the full year 2005 in the range of $1.75 to $1.79, excluding any restructuring charges and assuming no significant changes in volume or pricing,” DeLoach concluded.

Segment Review

Consumer Packaging Segment

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

First quarter 2005 sales for the Consumer Packaging segment were $277 million, versus $256 million in the same period of 2004. Operating profit for this segment was $22.3 million in the first quarter 2005, versus $18.8 million in the first quarter of 2004.

Sales in the Consumer Packaging segment were up year-over-year in the first quarter of 2005, reflecting increased volumes and prices in composite cans, rigid plastic containers and flexible packaging. Operating profit for the first quarter 2005 increased due to higher volume and productivity improvements, partially offset by a negative price/cost relationship and the negative impact of startup costs at the Company’s new rigid plastic container facility in Wisconsin.

Engineered Carriers and Paper Segment

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; fiber-based construction tubes and forms; paperboard; and recovered paper.

First quarter 2005 sales for the Engineered Carriers and Paper segment were $353 million, versus $313 million in the same period in 2004. Operating profit for the Engineered Carriers and Paper segment for the first quarter was $25.2 million, versus $21.7 million in the first quarter of 2004.

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Sonoco Reports First Quarter Financial Results – page 3

First quarter 2005 sales in this segment increased primarily due to the formation of the Sonoco-Alcore joint venture and higher selling prices of domestic engineered carriers, paperboard and recovered paper. Operating profit for the first quarter of 2004 included a pretax charge of $5.5 million, which related to an unfavorable legal judgment against the Company. As this was an unusual charge that did not recur in the first quarter of 2005, operating profit in this segment improved year-over-year. Operating profit in the first quarter of 2005 was negatively impacted by costs associated with the integration of Sonoco and Ahlstrom operations in Europe and the impact on volumes of weak European general economic conditions. These negative factors were partially offset by higher average prices in North America and productivity improvements and cost reductions resulting from restructuring actions.

Packaging Services Segment

The Packaging Services segment includes the following services: point-of-purchase displays; folding cartons; packaging fulfillment; product handling; brand management; and supply chain management.

First quarter 2005 sales for the Packaging Services segment were $105 million, versus $53 million in the same quarter of 2004. Operating profit for this segment for the first quarter of 2005 was $10.6 million, versus $5.6 million in the same period of 2004.

Sales and operating profit in the Packaging Services segment were up primarily due to the acquisition of CorrFlex Graphics, LLC along with productivity improvements.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

First quarter 2005 sales for All Other Sonoco were $80 million, versus $72 million in the first quarter of 2004. Operating profits for All Other Sonoco were $9.4 million in the first quarter of 2005, versus $7.3 million in the same period of 2004.

First quarter sales in All Other Sonoco increased over the same period in 2004 primarily due to volume and price increases in molded and extruded plastics, wire and cable reels, and protective packaging. Operating profit for All Other Sonoco in the first quarter of 2005 increased primarily because of productivity improvements, a favorable price/cost relationship and cost reductions resulting from restructuring actions.

Corporate

Depreciation and amortization expense for the first quarter of 2005 was $38.6 million, compared with $37 million in 2004. Net interest expense for the first quarter of 2005 increased $.6 million, compared with the same period in 2004. This increase was due primarily to higher debt levels as a result of the CorrFlex acquisition, partially offset by replacing certain higher-coupon bonds with lower-cost floating rate debt.

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Sonoco Reports First Quarter Financial Results – page 4

The effective tax rate for the first quarter of 2005 was 36.1 percent, compared with 13.7 percent for the first quarter of 2004. Included in the effective tax rate for 2004 was the recognition of certain tax benefits totaling approximately $9.3 million resulting from the Internal Revenue Service closing its examination of the Company’s tax returns for the years 1999 through 2001. Excluding the impact of these tax benefits, restructuring charges and charges related to the legal judgment, the effective tax rate for the first quarter of 2004 would have been 34.9 percent, compared with 35.4 percent for the first quarter of 2005.

Sonoco, founded in 1899, is a $3.2 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. Additional information about the Company is available at http://www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, April 20, 2005, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, link from the “Latest News” section. A replay will be available through the Investor Information section of the Sonoco Web site at www.sonoco.com for six months after the conference.

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, expected earnings and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

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Sonoco Reports First Quarter Financial Results – page 5

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

Non-GAAP Financial Measures

The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:

Base Earnings Per Share

Base EPS is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
(Unaudited)	March 27, 2005	March 28, 2004
Diluted Earnings Per Share, as reported (GAAP)	$0.37	$0.39
Adjusted for:
Restructuring charges, net of tax	0.03	0.01
Legal judgment, net of tax	—	0.04
Recognition of tax benefits	—	(0.09)

Base Earnings Per Share (Non-GAAP)	$0.40	$0.35

Base Earnings

Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
(Unaudited)	March 27, 2005	March 28, 2004
Net Income, as reported (GAAP)	$37.0	$38.6
Adjusted for:
Restructuring charges, net of tax	3.1	1.0
Legal judgment, net of tax	—	3.6
Recognition of tax benefits	—	(9.3)

Base Earnings (Non-GAAP)	$40.1	$33.9

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Sonoco Reports First Quarter Financial Results – page 6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 27,	March 28,
	2005	2004[1]
Net sales	$814,438	$695,416
Cost of sales	666,122	573,834
Selling, general and administrative expenses	80,797	68,225
Restructuring charges	5,042	1,328

Income before interest and taxes	62,477	52,029
Interest expense	11,061	9,923
Interest income	(1,666)	(1,175)

Income before income taxes	53,082	43,281
Provision for income taxes	19,179	5,945

Income before equity in earnings of affiliates/ minority interest in subsidiaries	33,903	37,336
Equity in earnings of affiliates/minority interest in subsidiaries	3,086	1,254

Net income	$36,989	$38,590

Average shares outstanding - diluted	100,449	98,181

Diluted earnings per share	$.37	$.39

Dividends per common share	$.22	$.21

[1]	Reported earnings in the Form 10-Q filing for the first quarter of 2004 were $.38 per diluted share but were later restated to $.39 per diluted share to reflect the Company’s adoption in third quarter 2004 of new accounting guidance related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.

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Sonoco Reports First Quarter Financial Results – page 7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 27,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$127,318	$117,725
Trade accounts receivables	430,193	390,024
Other receivables	33,385	37,457
Inventories	326,450	315,011
Prepaid expenses and deferred taxes	52,655	61,895

	970,001	922,112
Property, plant and equipment, net	990,894	1,007,295
Goodwill	568,422	570,508
Other intangible assets	86,439	88,790
Other assets	448,243	452,614

	$3,063,999	$3,041,319

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$520,623	$530,197
Notes payable and current portion of long-term debt	105,477	93,754
Accrued taxes	22,378	15,935

	648,478	639,886
Long-term debt	807,489	813,207
Pension and other postretirement benefits	145,162	148,214
Deferred income taxes and other	286,348	287,133
Shareholders’ equity	1,176,522	1,152,879

	$3,063,999	$3,041,319

Prior year data has been reclassified to conform to the current year presentation.

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 27,	March 28,
	2005	2004
Net Sales
Consumer Packaging	$276,855	$256,405
Engineered Carriers and Paper	353,155	313,488
Packaging Services	104,738	53,073
All Other Sonoco	79,690	72,450

Consolidated	$814,438	$695,416

Income before income taxes
Operating Profit – Consumer Packaging	$22,332	$18,806
Operating Profit – Engineered Carriers and Paper	25,236	21,701
Operating Profit – Packaging Services	10,599	5,577
Operating Profit – All Other Sonoco	9,352	7,273
Restructuring charges	(5,042)	(1,328)
Interest, net	(9,395)	(8,748)

Consolidated	$53,082	$43,281